UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 16, 2010

LITHIUM EXPLORATION GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-137481	06-1781911
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

3200 N. Hayden Road, Suite 300, Scottsdale, Arizona	85251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(305) 677-9456

11923 SW 37 Terrace, Miami, Florida 33175
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01           Entry into a Material Definitive Agreement
Item 2.01           Completion of Acquisition or Disposition of Assets

On December 16, 2010, we entered into an assignment agreement with Lithium Exploration VIII Ltd., a Nevada company, in regards to the acquisition of an option interest in a prospective Lithium property in the Province of Alberta, Canada.

First Lithium Resources Inc. and Lithium Exploration VIII had entered into an option agreement dated October 6, 2010, in regards to an option interest in certain mineral permits in Alberta, Canada, which option agreement and interest have been assigned to our company. Specifically, Lithium Exploration acquired an option to acquire a 100% interest in five mineral permits totaling 45,952 hectares in Alberta, Nevada which we have assumed.

In regards to the option agreement for the property, our obligations for the property that we have assumed consist of:

  Making payments in the aggregate amount of $500,000 in annual periodic payments escalating from $40,000 to $300,000, to January 1, 2014.

  Complying with the net smelter royalty payments upon commercial production, which consists of 1% to First Lithium and certain underlying royalties payable to the original property vendor (a 3% net smelter return royalty and a 5% gross overriding royalty, which latter royalty is specific to diamond production).

The first cash payment of $40,000 has been made by Lithium Exploration VIII and in addition they also made a payment of $50,000 towards work assessment payments and for maintenance of the permits. In consideration for the assignment, we have agreed to pay Lithium Exploration VIII $90,000 in cash or the equivalent amount in shares of common stock.

The foregoing description of the assignment agreement is qualified entirely by reference to the copy of said agreement attached as an exhibit to this current report on Form 8-K.

Item 9.01           Financial Statements and Exhibits

10.1	Assignment Agreement dated effective December 16, 2010 between Lithium Exploration VII Ltd. and Lithium Exploration Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITHIUM EXPLORATION GROUP, INC.

/s/ Alexander Walsh
Alexander Walsh
President and Director

Date: January 10, 2011